Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 1, 2013, with respect to the consolidated financial statements of LTN Staffing, LLC and Subsidiaries d/b/a BG Staffing included in the Annual Report of BG Staffing, Inc. (successor to LTN Staffing, LLC) on Form 10-K for the year ended December 29, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of BG Staffing, Inc. on Form S-8 (File No. 333-193014).

/s/ Grant Thornton LLP

Dallas, Texas

March 31, 2014